U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                     FORM 3
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*
   LOONEY, VICTORIA V.
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   (Last) (First) (Middle)

    8100 Boone Blvd. Suite 110
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         (Street)

    Vienna,  VA   22182
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   (City) (State) (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)   February 28, 2003

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol
   SEDONA Corporation    SDNA

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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

1. Title of Security      2. Amount of Securities   3. Ownership Direct (D)  4. Nature of Indirect
                             Beneficially Owned        or Indirect (I)          Beneficial Ownership
   (Instr. 4)                (Instr. 4)                (Instr. 5)               (Instr.5)
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
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Common Stock, par value
$.001 per share                 57,500                     D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v)

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                 SEC 1473 (7-96)

TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

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  Option to Acquire     2/28/2004*  2/28/2013        Common Stock          50,000         $.024            D
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
Explanation of Responses:

*Becomes exercisable as to 20% annually commencing 2/28/2004


/s/ Victoria Vey Looney                                    April 2, 2003
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      **Signature of Reporting Person                             Date
            NAME OF REPORTING

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to unless the form displays a currently valid OMB Number

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                                                                 SEC 1473 (7-96)